                                                                    EXHIBIT 99.1

                                                                   [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACTS:
     JOHN ROBERTSON (INVESTOR RELATIONS)
     (210) 283-2687

     TARA FORD, (MEDIA)
     (210) 283-2676



         TESORO PETROLEUM ANNOUNCES $500 MILLION DEBT REDUCTION PROGRAM

                  SAN ANTONIO - JUNE 18, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced plans that outline the Company's goal of reducing its debt by $500 million by the end of 2003. "Our first priority is to strengthen our balance sheet - immediately," said Bruce A. Smith, Chairman, President and CEO of Tesoro. "Over the past six weeks I have worked with my senior management team and we have developed a plan to reduce debt by $500 million by the end of 2003." The overall debt reduction goal is focused on several strategic initiatives that have been instituted at the Company:

         o   Working capital optimization program

         o   Cost reduction program

         o   Asset sales

         o   Reducing capital programs

         o   Synergies from the Golden Eagle acquisition



                                    - More -

"Having accomplished our targeted growth objective, we will now focus on fully optimizing our existing system by improving returns, reducing our cost structure and limiting the amount of capital required to run the business. As a first step, we are targeting a reduction in our working capital requirements by $50 million by the end of 2002. The bulk of this reduction will be through the rationalization of both feedstock and finished product inventories," Smith said. "We have already made great strides in achieving our goal during this quarter alone."

The cost reduction program initiated by Tesoro's senior management involves various efficiency and cost rationalization programs with the goal of permanently reducing costs in manufacturing, retail and overhead. "I have set a goal of achieving $10 million in permanent improvements by the end of this year and an additional $65 million of improvements for 2003. These improvements are based on our current overall cost structure of more than $1 billion - so I am confident that we can meet or exceed these goals," added Smith.

Tesoro will divest assets as part of its debt reduction program. In addition to the previously announced review of its Marine Services operations, the assets under review include the crude and product pipeline systems around the North Dakota refinery and selected retail sites including the recently acquired Beacon stations in California. "We are sending out the initial bid proposals this week for our pipeline assets," said Smith. "We are actively preparing bid packages around our targeted retail assets and expect to deliver those packages in the next few weeks. Our goal is to generate net proceeds of around $200 million through our asset divestiture program - all of which should occur this year."

The Company also announced that it is further reducing its capital program to $250 million for both 2002 and 2003, including turnaround costs. This represents a total reduction of more than $200 million from Tesoro's original budget. "We have gone

                                    - More -
through a detailed analysis of our capital budget and have rationalized every dollar we are spending for our capital program," Smith stated. "The reduction in our estimated capital budget was achieved without the compromise of our environmental and safety commitments."

The final initiative announced today is the anticipated synergies received from the Golden Eagle acquisition. The Company expects to achieve $10 million in synergies this year and an additional $25 million in 2003. "I am very excited about the potential synergies we can achieve due to our latest acquisition. Our original short-list of improvements has more than tripled in number through discussions with the management group at the Golden Eagle refinery," commented Smith. "I am confident that we can meet and exceed our improvement goals from this acquisition as we integrate these assets into our current asset base."

SECOND QUARTER FORECAST

"The margin environment has improved dramatically from the lows experienced through mid-May and, assuming a continuation of the current margin environment, we expect second quarter financial results to be better than the current analyst consensus of a loss of 32 cents per share. We currently have no borrowings on our revolving credit agreement and have cash invested. Accordingly we expect to meet all our credit agreement tests and to have no borrowings on our revolver at the end of the quarter," said Smith.

     Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's growing retail marketing system includes more than 750 branded retail stations, of which approximately 250 are company owned and operated under the Tesoro(R) and Mirastar(R) brands.

                                    - More -

     This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to financial results, the expected effects of the company's strategic initiatives including cost controls, asset divestitures, working capital optimization, capital expenditures, credit agreement tests and borrowings, the expected synergies from the Golden Eagle acquisition on future earnings, cash flows and liquidity. Factors which may cause actual results to differ from those forward-looking statements include, changes in general economic conditions, disruptions due to equipment interruptions or failure at Tesoro or third-party facilities, regulators approval of asset divestitures and other factors beyond Tesoro's control. For more information concerning factors that could cause such a difference, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.


                                      # # #